Exhibit 99.1

To:	Rightmarch Limited
Themistokli Dervi
5 Elenion Building
2nd Floor
P.C. 1066
Nicosia
Cyprus

Fax no:	+350 41 988 (c/o Altimo Holdings & Investments Limited)

Attention:	Mr Franz Wolf

From:	Jam Holding Asset Management Ltd.
Akara Building
24, de Castro Street
Wickhams Cay 1
Road Town
Tortola
British Virgin Islands

Attention:	Michel Huber

Date:	30 August 2006

Dear Sirs

MASTER CONFIRMATION FOR SHARE FORWARD TRANSACTIONS

The purpose of this communication (the “Master Confirmation”) is to set forth the terms and conditions applicable to share forward transactions (each, a “Transaction”) to be entered into between Jam Holding Asset Management Ltd (“Party A”) and Rightmarch Limited (“Party B”) on the Trade Date relating to such Transaction. For each such Transaction, this Master Confirmation will be supplemented by a supplemental confirmation (a “Supplemental Confirmation”) which, together with this Master Confirmation, shall form the “Confirmation” for the relevant Transaction, as referred to in the Agreement specified below.

The form of Supplemental Confirmation is set out at the Schedule to this Master Confirmation. A Transaction will only be entered into upon execution of a Supplemental Confirmation and the terms of this Master Confirmation shall apply to such Transaction separately from each other Transaction. The parties hereby agree that no Supplemental Confirmation will be entered into after 26 October 2006.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Derivatives Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) as amended and supplemented by the 2000 ISDA Definitions published by ISDA (together, the “Definitions”) are incorporated into this Master Confirmation and the Supplemental Confirmation relating to the relevant Transaction. In the event of any inconsistency between the Definitions and the Master Confirmation and any Supplemental Confirmation, the Confirmation will prevail.

This Master Confirmation and the applicable Supplemental Confirmation relating to a Transaction supplements, forms part of and is subject to the 2002 ISDA Master Agreement dated on or about 30 August 2006 (the “Agreement”) between Party A and Party B. All provisions contained in or incorporated by reference in the Agreement will govern this Confirmation except as expressly modified below.

Each party represents to the other that it is entering into this transaction in reliance on its own judgment after taking such tax, accounting, regulatory, legal, financial and other related advice as it has deemed necessary and not in reliance on any view or other statement expressed by the other.

The terms of each Transaction to which this Confirmation relates are as follows:

1.	GENERAL TERMS

Buyer:	Party B.

Seller:	Party A.

Trade Date:	In respect of each relevant Transaction, the applicable date set out in the Supplemental Confirmation.

Commencement Date:	In respect of each relevant Transaction, the applicable date set out in the Supplemental Confirmation.

Transaction Type:	Share Forward Transaction.

Shares:	American Depositary Receipts of Open Joint Stock Company “Vimpel-Communications” (“VimpelCom”) (ISIN: US68370R1095, CUSIP: 68370R109).

Exchange:	The New York Stock Exchange.

Related Exchange:	All Exchanges.

Number of Shares:	As specified in the Supplemental Confirmation for the applicable Transaction.

Prepayment:	Applicable.

Prepayment Amount:	The amount in US dollars equal to the product of the Initial Price as at the Prepayment Date multiplied by the Number of Shares applicable to the Transaction.

Prepayment Date:	As specified in the Supplemental Confirmation for the applicable Transaction.

Premium:	Not applicable.

Business Days:	London and New York.

Business Day Convention:	Following.

Calculation Agent:	Party B.

Settlement Currency:	US dollars.

2.	PROCEDURE FOR EXERCISE

Exercise Date:	Any Scheduled Trading Day falling from, and including, the Exercise Period Start Date to, but excluding, the Expiration Date notified by Party B to Party A in writing at least three Business Days prior to the applicable Scheduled Trading Day.

Exercise Period Start Date:	26 October 2006.

Expiration Date:	1 January 2007.

Expiration Time:	At the close of trading on the Exchange on the Expiration Date.

3.	SETTLEMENT TERMS

Settlement:	Physical Settlement. Notwithstanding the foregoing, if the Party B notifies Party A prior to the applicable Settlement Date that it wishes for the Transaction to be Cash-settled, then Cash Settlement shall apply (with the relevant Cash Settlement Payment Date being the Settlement Date) if Party A confirms in writing to Party B that it consents to the Transaction being Cash-settled in lieu of Physical Settlement.

Settlement Date:	The Exercise Date. Notwithstanding the foregoing, if Party B has not notified Party A of an Exercise Date which falls prior to the Expiration Date, the Settlement Date will be the Expiration Date.

Valuation Date:	To the extent Cash Settlement applies, as agreed between Party A and Party B prior to the Cash Settlement Payment Date.

Valuation Time:	To the extent Cash Settlement applies, as agreed between Party A and Party B prior to the Cash Settlement Payment Date.

Variable Obligation:	Not applicable.

Business Days for Exercise and Settlement Date:	London and New York.

Business Day Convention:	Following (which shall apply to any date referred to in this Confirmation that falls on a day that is not a Business Day).

Termination Currency:	USD.

4.	ADJUSTMENTS

Method of Adjustment:	Calculation Agent Adjustment.

Consequences of Merger Event:

Share for Share:	Modified Calculation Agent Adjustment.

Share for Other:	Modified Calculation Agent Adjustment.

Share for Combined:	Modified Calculation Agent Adjustment.

Consequences of Tender Offers:

Share for Share:	Modified Calculation Agent Adjustment.

Share for Other:	Modified Calculation Agent Adjustment.

Share for Combined:	Modified Calculation Agent Adjustment.

Nationalisation, Insolvency or Delisting:	Negotiated Close-out.

Change in Law:	Applicable.

Insolvency Filing:	Applicable.

5.	DIVIDENDS

Dividend Period:	First Period.

Excess Dividend Amount:	Record Amount (as defined below).

6.	ADDITIONAL PROVISIONS:

6.1	As at the date of entry into each Supplemental Confirmation, Party B represents that, for the purposes of Section 14(d)(1) of the Williams Act (15 U.S.C. Section 78n(d)(1)), the execution of this Master Confirmation and the relevant Supplemental Confirmation, and the performance of its obligations thereunder, does not constitute a tender offer.

6.2	Section 13.1 (“Non-Reliance”) and 13.4 (“Additional Acknowledgements”) of the Equity Derivatives Definitions shall apply in respect of each Transaction.

6.3	If the Calculation Agent determines that the holder of the Shares is entitled to subscribe for additional Shares or Related Shares (a) the Number of Shares will be deemed to have increased by the number of Shares which a Notional Investor would have been entitled to subscribe for had such Notional Investor, on the applicable Prepayment Date, fully hedged its delivery and payment obligations under the relevant Transaction and (b) the Calculation Agent will make such other adjustments to the terms of the applicable Transaction as it determines are appropriate to take account of the economic effect of such increase in the Number of Shares (including, without limitation, providing for a further prepayment date under the relevant Transaction).

6.4	Each reference to a Share in Section 6.3 of the Equity Derivatives Definitions shall be deemed to be a reference to both the Shares and the Related Shares.

6.5	The definition of “Potential Adjustment Event” in Section 11.2 of the Equity Derivatives Definitions and the definitions of “Nationalisation”, “Insolvency” and “Delisting” in Section 12.6 of the Equity Derivatives Definitions shall be construed as if references to the Shares include references to the Related Shares.

6.6	The words “or Related Shares” shall be deemed to be added after each reference to the “Shares” in Section 12.1 of the Equity Derivatives Definitions.

6.7	If the Deposit Agreement is terminated, then on or after the date of such termination the terms of the Transaction will be amended so that each reference to a Share shall be deemed to be replaced by a reference to a Related Share and the Calculation Agent will make such other adjustments to the terms of the applicable Transaction as it determines are appropriate to take account of such termination.

6.8	In respect of each Transaction, on the 10th Business Day following the Prepayment Date relating thereto, Party B will pay to Party A a fee equal to 0.5 per cent of the Prepayment Amount determined in respect of such Transaction. In addition, Party B may (in its sole determination), but shall not be obliged to, pay to Party A on such 10th Business Day an additional fee of 0.3 per cent of the Prepayment Amount relating to the relevant Transaction in consideration of Party A entering into the relevant Transaction.

7.	DEFINITIONS

The following terms used in this confirmation shall have the meanings set out opposite them, notwithstanding anything to the contrary in the Definitions.

“Deposit Agreement” means, in relation to the Shares, the agreement(s) of other instrument(s) constituting the Shares, as from time to time amended or supplemented in accordance with its (their) terms;

“Initial Price” means the price for a Share on the Prepayment Date which shall be calculated as the mid point of the highest bid price and the lowest ask price quoted as of the Initial Price Determination Time on the Scheduled Trading Day falling immediately prior to the Prepayment Date (or, if it is not possible to determine such prices on such date, on the first Scheduled Trading Day preceding the Prepayment Date on which it is possible to determine such prices) for the Shares on the Exchange (or the last such prices quoted immediately before such time) without regard to quotations that “lock” or “cross” the dealer exchange or dealer quotation system in respect of the Exchange;

“Initial Price Determination Time” means the scheduled weekday closing time of the Exchange without regard to after hours or any other trading outside of the regular trading session hours provided that it the Exchange closes prior such scheduled closing time on the relevant date, such time shall be such actual closing time for the Exchange;

“Notional Investor” means a notional investor in materially the same position as Party A which had entered into a forward transaction, on materially the same terms as the applicable Transaction, as seller under such forward transaction;

“Issuer” means The Bank of New York (or any successor thereto), as depositary in respect of the ADRs, and VimpelCom, as issuer of the Related Shares;

“Record Amount” means 100 per cent of the gross cash dividend (before withholding or deduction of taxes at source by or on behalf of any applicable authority having power to tax in respect of such a dividend, and shall exclude any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon) per Share declared by the Issuer to holders of record of a Share or Related Share, as the case may be, on any record date occurring during the relevant Dividend Period; and

“Related Shares” means common shares of VimpelCom, each of which has a nominal value of 0.005 rubles.

8.	ACCOUNT DETAILS

Payments to Party A:

Account for payments:	Bank Julius Baer & Co. AG
c/o Mrs A Caviezel
PO Box 8010 Zurich.
Account number: 03025822.

Payments to Party B:

Account for payments:	Amsterdam Trade Bank N.V., Amsterdam
Herengracht 475, 1017 BS Amsterdam, The Netherlands
SWIFT: STOLNL2A
Account Number: 9001-800687-001

Correspondent Bank of Party B’s bank:
JP Morgan Chase, New York, USA
SWIFT: CHASUS33
Correspondent Account: 400211408.

Account for deliveries to Party B: To be advised.

Yours faithfully,

For and on behalf of Jam Holding Asset Management Ltd

By:

On behalf of Rightmarch Limited we agree to the terms set out above and agree to act as Calculation Agent.

Rightmarch Limited

By:

Schedule

Supplemental Confirmation

To:	Rightmarch Limited
Themistokli Dervi
5 Elenion Building
2nd Floor
P.C. 1066
Nicosia
Cyprus

Fax no:	+350 41 988 (c/o Altimo Holdings & Investments Limited)

Attention:	Mr Franz Wolf

From:	Jam Holding Asset Management Ltd
Akara Building
24, de Castro Street
Wickhams Cay 1
Road Town
Tortola
British Virgin Islands

Attention:	Michel Huber

Date:	[●]

Dear Sirs

SHARE FORWARD TRANSACTION - REFERENCE NUMBER [ ]

This communication is a supplemental confirmation to the master confirmation entered into between Jam Holding Asset Management Ltd (“Party A”) and Rightmarch Limited (“Party B”) on 30 August 2006. This supplemental confirmation, together with such master confirmation, shall form the “Confirmation” for the share forward transaction described below and in such master confirmation. The terms and definitions described in such master confirmation are incorporated herein. In the event of any inconsistency between this supplemental confirmation to such master confirmation, such master confirmation will prevail.

Trade Date:	[●].

Commencement Date:	[●].

Number of Shares:	[●].

Prepayment Date:	[●].

Yours faithfully,

For and on behalf of Jam Holding Asset Management Ltd

By:

On behalf of Rightmarch Limited we are delighted to have agreed this transaction with you.

Rightmarch Limited

By: